UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On April 22, 2016, Global Payments Inc. ("Global Payments") completed its merger with Heartland Payment Systems, Inc. ("Heartland"). In connection with merger, Global Payments entered into an arrangement for secured financing of $4.78 billion, the proceeds of which were used, among other things, to (i) refinance certain of Global Payments' existing credit facilities, (ii) repay certain portions of Heartland’s existing indebtedness and (iii) finance, in part, the cash consideration and other merger-related costs, subject in each case to the conditions set forth therein.
The following tables present unaudited pro forma condensed combined financial information about Global Payments’ consolidated balance sheet and statements of income (together, the "pro forma financial statements") after giving effect to the merger with Heartland and the related financing transaction. The unaudited pro forma condensed combined balance sheet as of February 29, 2016 (the "pro forma balance sheet") combines the historical consolidated balance sheets of Global Payments and Heartland, giving effect to the merger as if it had been completed on February 29, 2016. The unaudited pro forma condensed combined statements of income for the nine months ended February 29, 2016 and the year ended May 31, 2015 (collectively, the "pro forma statements of income") combine the historical consolidated statements of income of Global Payments and Heartland, giving effect to the merger as if it had been completed on June 1, 2014.
The pro forma financial statements contained herein do not reflect the costs of any integration activities or benefits that may result from realization of future revenue enhancements or cost savings from operating efficiencies, or any other synergies that may result from the combination of the companies. Certain charges have occurred or are anticipated to occur subsequent to the merger date for items such as operations and technology integration and severance; however, no amounts are included in the pro forma financial statements for such items. The accompanying pro forma financial statements and related notes were prepared using the acquisition method of accounting with Global Payments as the acquirer of Heartland. In the pro forma financial statements and related notes, the assets acquired and liabilities assumed of Heartland have been measured based upon their estimated fair values, unless otherwise noted, as of February 29, 2016. In addition, the historical consolidated financial statement information has been adjusted in the pro forma financial statements to give effect to events that are (1) directly attributable to the merger and the related financing transaction, (2) factually supportable and (3) with respect to the pro forma statements of income, expected to have a continuing effect on the combined results of Global Payments and Heartland.
The pro forma financial statements and related notes have been prepared utilizing period ends that differ by fewer than 93 days, as permitted by Regulation S-X. Global Payments’ fiscal year ends on May 31 of each year, and Heartland’s fiscal year ends on December 31 of each year. The pro forma balance sheet as of February 29, 2016 includes (i) the assets and liabilities of Global Payments as of February 29, 2016 and (ii) the assets and liabilities of Heartland as of December 31, 2015. The pro forma statement of income for the nine months ended February 29, 2016 includes (i) Global Payments’ results of operations for the nine months ended February 29, 2016 and (ii) Heartland’s results of operations for the nine months ended December 31, 2015. The pro forma statement of income for the year ended May 31, 2015 includes (i) Global Payments’ results of operations for the fiscal year ended May 31, 2015 and (ii) Heartland’s results of operations for the 12 months ended March 31, 2015.
The pro forma financial statements and related notes are being provided for illustrative purposes only and do not purport to represent what the combined company’s actual consolidated results of operations or financial position would have been had the merger and the related financing transaction been completed on the dates indicated, nor are they necessarily indicative of the combined company’s future consolidated results of operations or financial position for any future period. The pro forma financial statements are based upon currently available information and estimates and assumptions that Global Payments’ management believes are reasonable as of the date of this report. Any of the factors underlying these estimates and assumptions may change and, as a result, the combined company’s actual consolidated results of operations and/or financial position could be materially different.
The pro forma financial statements and related notes should be read in conjunction with the historical consolidated financial statements of Global Payments and Heartland, including the related notes, filed with the U.S. Securities and Exchange Commission.

Global Payments Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
February 29, 2016
(In thousands)

					Pro Forma
	Historical		Pro Forma	Note 4	Condensed
ASSETS	Global Payments	Heartland	Adjustments	References	Combined
Current assets:
Cash and cash equivalents	$825,500	$284,717	$(107,369)	a	$1,002,848
Accounts receivable, net	172,848	267,292	(161,366)	b	278,774
Settlement processing assets	1,000,683	—	21,449	b	1,022,132
Prepaid expenses and other current assets	66,072	40,197	(4,629)	j	101,640
Total current assets	2,065,103	592,206	(251,915)		2,405,394
Customer acquisition costs	—	88,995	(88,995)	c	—
Goodwill	1,556,904	490,020	2,650,332	d	4,697,256
Other intangible assets, net	645,541	197,223	1,633,697	e	2,476,461
Property and equipment, net	366,445	166,692	(55,893)	f	477,244
Deferred income taxes	24,549	—	—		24,549
Other noncurrent assets	40,559	1,543	8,320	j	50,422
Total assets	$4,699,101	$1,536,679	$3,895,546		$10,131,326

LIABILITIES AND EQUITY
Current liabilities:
Lines of credit	$189,921	$27,508	$—		$217,429
Current portion of long-term debt	86,402	43,793	(32,487)	j	97,708
Accounts payable and accrued liabilities	285,572	376,800	(2,393)	g	659,979
Settlement processing obligations	1,160,951	155,149	(139,917)	b	1,176,183
Other current liabilities	25,286	57,346	(31,286)	i	51,346
Total current liabilities	1,748,132	660,596	(206,083)		2,202,645
Long-term debt	1,787,675	437,842	2,042,449	j	4,267,966
Deferred income taxes	195,354	51,283	(19,050)	h	808,010
			580,423	l
Other noncurrent liabilities	15,190	51,136	(1,623)	i	64,703
Total liabilities	3,746,351	1,200,857	2,396,116		7,343,324
Commitments and contingencies
Equity:
Total controlling shareholders’ equity	840,117	335,822	1,543,636	m	2,675,369
			(61,529)	g
			19,050	h
			(1,727)	j
Noncontrolling interests	112,633	—	—		112,633
Total equity	952,750	335,822	1,499,430		2,788,002
Total liabilities and equity	$4,699,101	$1,536,679	$3,895,546		$10,131,326

See accompanying notes to unaudited pro forma condensed combined financial information.

Global Payments Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
Nine Months Ended February 29, 2016
(In thousands, except per share data)

					Pro Forma
	Historical		Pro Forma	Note 4	Condensed
	Global Payments	Heartland	Adjustments	References	Combined

Revenues	$2,151,086	$2,079,937	$(1,258,331)	n	$2,972,034
			(658)	i

Operating expenses:
Cost of service	801,959	1,778,270	(1,258,331)	n	1,396,145
			(73,541)	o
			147,788	p
Selling, general and administrative	980,385	185,881	(24,557)	c	1,212,857
			73,541	o
			(2,393)	g
	1,782,344	1,964,151	(1,137,493)		2,609,002
Operating income	368,742	115,786	(121,496)		363,032

Interest and other income	3,526	7,088	—		10,614
Interest and other expense	(40,669)	(10,965)	(61,511)	q	(113,145)
	(37,143)	(3,877)	(61,511)		(102,531)
Income before income taxes	331,599	111,909	(183,007)		260,501
Provision for (benefit from) income taxes	(82,561)	(44,415)	70,915	k	(56,061)
Net income	249,038	67,494	(112,092)		204,440
Net income attributable to noncontrolling interests	(14,559)	—	—		(14,559)
Net income attributable to controlling shareholders	$234,479	$67,494	$(112,092)		$189,881

Earnings per share attributable to Global Payments:
Basic	$1.81				$1.22
Diluted	$1.80				$1.22

Weighted-average number of shares outstanding:
Basic	129,709		25,645	r	155,354
Diluted	130,555		25,645	r	156,200

See accompanying notes to unaudited pro forma condensed combined financial information.

Global Payments Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
Fiscal Year Ended May 31, 2015
(In thousands, except per share data)

					Pro Forma
	Historical		Pro Forma	Note 4	Condensed
	Global Payments	Heartland	Adjustments	References	Combined

Revenues	$2,773,718	$2,390,557	$(1,464,138)	n	$3,668,851
			(31,286)	i

Operating expenses:
Cost of service	1,022,107	2,063,480	(1,464,138)	n	1,765,009
			(85,064)	o
			228,624	p
Selling, general and administrative	1,295,014	204,192	85,064	o	1,535,154
			(49,116)	c
Goodwill and other asset impairment charges	—	37,365	—		37,365
	2,317,121	2,305,037	(1,284,630)		3,337,528
Operating income	456,597	85,520	(210,794)		331,323

Interest and other income	4,949	118	—		5,067
Interest and other expense	(44,436)	(10,940)	(90,253)	q	(145,629)
	(39,487)	(10,822)	(90,253)		(140,562)
Income before income taxes	417,110	74,698	(301,047)		190,761
Provision for (benefit from) income taxes	(107,995)	(40,504)	116,656	k	(31,843)
Net income	309,115	34,194	(184,391)		158,918
Net (income) loss attributable to noncontrolling interests	(31,075)	1,183	—		(29,892)
Net income attributable to controlling shareholders	$278,040	$35,377	$(184,391)		$129,026

Earnings per share attributable to Global Payments:
Basic	$2.07				$0.81
Diluted	$2.06				$0.80

Weighted-average number of shares outstanding:
Basic	134,072		25,645	r	159,717
Diluted	134,922		25,645	r	160,567

See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1 - Basis of Presentation

The pro forma financial statements and related notes present the pro forma condensed combined financial position and results of operations of the combined companies. Prior to the merger, Global Payments and Heartland had different fiscal year ends. The most recent annual period for which an Annual Report on Form 10-K has been filed was the year ended May 31, 2015 for Global Payments and the year ended December 31, 2015 for Heartland.
The historical financial information of Global Payments as of and for the nine months ended February 29, 2016 was derived from the unaudited consolidated financial statements of Global Payments presented in its Quarterly Report on Form 10-Q for the period ended February 29, 2016. The historical financial information of Global Payments for the year ended May 31, 2015 was derived from the audited consolidated financial statements of Global Payments from its Current Report on Form 8-K filed February 5, 2016.
The pro forma balance sheet and the pro forma statement of income as of and for the nine months ended February 29, 2016 and the pro forma statement of income for the year ended May 31, 2015 have been prepared utilizing period ends for Global Payments and Heartland that differ by fewer than 93 days, as permitted by Regulation S-X.
The historical financial information of Heartland as of February 29, 2016 reflects the financial position of Heartland as of December 31, 2015 and was derived from its Annual Report on Form 10-K for the year ended December 31, 2015. The historical financial information of Heartland for the nine months ended February 29, 2016 reflects the results of operations of Heartland for the nine months ended December 31, 2015 determined by taking (i) the results of operations of Heartland for the year ended December 31, 2015, which were derived from its Annual Report on Form 10-K for the year ended December 31, 2015, and (ii) subtracting the results of operations of Heartland for the three months ended March 31, 2015, which were derived from its Quarterly Report on Form 10-Q for the period ended March 31, 2015. The historical financial information of Heartland for the year ended May 31, 2015 reflects the results of operations of Heartland for the 12 months ended March 31, 2015 determined by taking (i) the results of operations of Heartland for the year ended December 31, 2014, which were derived from its Annual Report on Form 10-K for the year ended December 31, 2014, (ii) subtracting the results of operations of Heartland for the three months ended March 31, 2014, which were derived from its Quarterly Report on Form 10-Q for the period ended March 31, 2014, and (iii) adding the results of operations of Heartland for the three months ended March 31, 2015, which were derived from its Quarterly Report on Form 10-Q for the period ended March 31, 2015.
The pro forma financial statements were prepared using the acquisition method of accounting in accordance with Accounting Standards Topic 805, Business Combinations, with Global Payments as the acquirer of Heartland. In the pro forma balance sheet, the assets acquired and liabilities assumed of Heartland have been measured based upon their estimated fair values, unless otherwise noted, as of February 29, 2016.
Definitive fair values will be determined and finalized for assets acquired and liabilities assumed based on certain valuations and other studies that will be performed by Global Payments. Accordingly, the fair value adjustments determined using the acquisition method of accounting reflected in the pro forma financial statements are preliminary and are subject to revision based on a final determination of fair value within the measurement period, not to exceed 12 months subsequent to the merger date.
The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. The pro forma financial statements are presented solely for informational purposes and are not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor are they necessarily indicative of the future combined results of the combined companies.
The pro forma financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future revenue enhancements or costs savings from operating efficiencies, or any other synergies that may result from the combination of the companies. Certain charges have occurred or are anticipated to occur subsequent to the merger date for items such as operations and technology integration and severance; however, no amounts are included in the pro forma financial statements for such items.

Note 2 - Consideration and Debt Financing

On April 22, 2016, pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of December 15, 2015, by and among Global Payments, Heartland, and certain wholly owned subsidiaries of Global

Payments (the "Merger Agreement"), each outstanding share of Heartland common stock was converted into the right to receive $53.28 in cash and 0.6687 shares of Global Payments common stock.

The following table summarizes the components of the consideration transferred on April 22, 2016 (in thousands):

Cash consideration paid to Heartland's stockholders	$2,043,362
Fair value of Global Payments common stock issued to Heartland's stockholders	1,879,458
Total purchase consideration	$3,922,820

The merger date fair value of common stock issued to Heartland stockholders and equity award holders was determined based on 38.4 million shares of Heartland common stock, including common stock outstanding and equity awards accelerated in accordance with the Merger Agreement, multiplied by the exchange ratio of 0.6687 and the closing share price of Global Payments common stock as of April 22, 2016 of $73.29 per share, as shown in the table below (in thousands, except per share data):

Shares of Heartland common stock	38,350
Exchange ratio	0.6687
Shares of Global Payments common stock issued	25,645
Price per share of Global Payments common stock	$73.29
Fair value of common stock issued to Heartland's stockholders	$1,879,458

On February 26, 2016, Global Payments and certain of its wholly owned subsidiaries, as borrowers or as guarantors, as applicable, entered into the First Amendment to (i) the Second Amended and Restated Term Loan Agreement (the "Term Loan Agreement"), and (ii) the Second Amended and Restated Credit Agreement (the "Revolving Credit Facility Agreement" and together with the Term Loan Agreement, the "Existing Credit Agreements"), each with Bank of America, N.A. ("Bank of America"), as administrative agent, and a syndicate of financial institutions, as lenders and other agents (the "Amended Credit Facility Agreement"). In addition, on March 26, 2016, Global Payments and certain of its wholly owned subsidiaries entered into a lender joinder agreement (the "Lender Joinder Agreement") to the Amended Credit Facility Agreement, pursuant to which a new lender agreed to provide a delayed draw term commitment under the Amended Credit Facility Agreement.

On April 22, 2016, Global Payments and certain of its wholly owned subsidiaries, as borrowers or guarantors, as applicable, Bank of America, as administrative agent, and a syndicate of financial institutions, as lenders, entered into the Heartland Incremental Term B Loan Lender Joinder Agreement (the "Heartland Joinder Agreement") to the Amended Credit Facility Agreement. The Heartland Joinder Agreement sets forth pricing and certain other terms with respect to the term loan B facility (the "Heartland Incremental Term Loan B Facility").

The Amended Credit Facility Agreement, after giving effect to the Lender Joinder Agreement and the Heartland Joinder Agreement, provides for (i) a $1.75 billion term loan facility, (ii) a $1.25 billion revolving credit facility (the "Revolving Credit Facility"), (iii) a $735 million delayed draw term loan facility (the "Delayed Draw Term Loan Facility") and (iv) a $1.045 billion term loan B facility (collectively, the "Amended Credit Facility").

The proceeds from the Amended Credit Facility Agreement were used, among other things, to (i) refinance certain of Global Payments’ existing credit facilities, (ii) repay certain portions of Heartland’s existing indebtedness and (iii) to finance, in part, the cash consideration and other merger-related costs, subject in each case to the conditions set forth therein.

The sources and uses of funds relating to the merger with Heartland and the related financing transaction were as follows (in thousands):

Sources:
Available cash	$107,369
Proceeds from available capacity under the Revolving Credit Facility	760,000
Proceeds from the Delayed Draw Term Loan Facility	735,000
Proceeds from the Heartland Incremental Term B Loan Facility	1,045,000
Total sources	$2,647,369

Uses:
Cash consideration paid to Heartland's stockholders	$(2,043,362)
Repayment of Heartland's long-term debt	(481,563)
Costs associated with the debt refinancing	(58,522)
Estimated transaction costs	(63,922)
Total uses	$(2,647,369)

The table above reflects the repayment of Heartland's long-term debt as if the merger had been completed on February 29, 2016. The amount of Heartland's long-term debt that was actually repaid on April 22, 2016 was $438.5 million.

Note 3 - Preliminary Valuation

The preliminary estimated amounts of assets acquired and liabilities assumed as if the merger with Heartland had been consummated on February 29, 2016 and a reconciliation to the total purchase consideration are as follows (in thousands):

Cash and cash equivalents	$284,717
Accounts receivable	105,926
Settlement processing assets	21,449
Prepaid expenses and other current assets	35,568
Identified intangible assets	1,830,920
Property and equipment	110,799
Other noncurrent assets	1,543
Lines of credit	(27,508)
Current portion of long-term debt (1)	(481,606)
Accounts payable and accrued liabilities	(376,800)
Settlement processing obligations	(15,232)
Other current liabilities	(26,060)
Long-term debt (1)	(29)
Deferred income taxes	(631,706)
Other noncurrent liabilities	(49,513)
Total identifiable net assets	782,468
Goodwill	3,140,352
Total purchase consideration	$3,922,820
(1) Includes capital lease obligations of $72, of which $43 is current and $29 is noncurrent.

The assets acquired and the liabilities assumed are measured at fair value except for certain exceptions to the recognition principle of acquisition accounting, such as income taxes, employee benefits and contingencies. Long-term debt is assumed to be at fair value, except for the elimination of deferred debt issuance costs, with no embedded derivatives. The fair values associated with the assets acquired and the liabilities assumed reflected above assume the merger was completed on February 29, 2016; accordingly, such amounts may be different from the final amounts reflected based on the net assets acquired at closing on April 22, 2016. The final valuation will be determined when Global Payments has completed the detailed valuations and necessary calculations and could differ materially from the preliminary amounts used in the pro forma adjustments. The final valuation may include (1) changes in the fair values of property and equipment, (2) changes in the fair values of intangible assets such as customer relationships, acquired technology, trademarks and trade names and covenants-not-to-compete as well as goodwill and (3) changes to other assets and liabilities, including deferred income taxes.

Note 4 - Pro Forma Adjustments

The pro forma balance sheet includes adjustments made assuming the merger with Heartland and related financing transaction were completed as of February 29, 2016. The pro forma statements of income include adjustments made assuming the merger with Heartland and related financing transaction were completed as of June 1, 2014 and do not include any material nonrecurring charges that may arise in subsequent periods as a result of the merger with Heartland.

The following items are reflected as pro forma adjustments:

a.	This pro forma adjustment reflects the effect on cash of the sources and uses of funds relating to the merger with Heartland and the related financing transaction, as described in note 2.

b.
Global Payments applies offsetting to its settlement processing assets and obligations where legal right of offset exists. In the sponsorship model, Global Payments applies offsetting by sponsor bank because the sponsor bank is ultimately responsible for funds settlement. If that net position is an asset, the net amount is reflected in settlement processing assets. If that net position is a liability, the net amount is reflected in settlement processing obligations. In the direct membership model, offsetting is not applied, and the individual components are presented as an asset or obligation based on the nature of that component. The following items, shown as separate lines in the historical consolidated balance sheet of Heartland, were reclassified as follows to conform to Global Payments’ presentation of settlement assets and obligations (in thousands):

Account Description	Increase (Decrease)
Accounts receivable, net	$(161,366)
Settlement processing assets	21,449
Settlement processing obligations	(139,917)

c.
This pro forma adjustment represents the elimination of capitalized customer acquisition costs of $89.0 million as if the merger had been consummated on February 29, 2016. Such costs represent incremental, direct customer acquisition costs that are recoverable through gross margins associated with customer contracts and are recognizable as an asset in accordance with accounting principles generally accepted in the United States in the historical financial statements of Heartland. Under the acquisition method of accounting, such deferred costs do not qualify for recognition as an asset. After the merger date, this adjustment will have a continuing effect and would have reduced cost of service by $24.6 million for the nine months ended February 29, 2016 and $49.1 million for the year ended May 31, 2015 to reflect the amortization of the asset over the initial term of the related merchant contracts, assuming the merger had been consummated on June 1, 2014. The estimated effect on earnings subsequent to the merger date will be progressively eliminated over a relatively short period of time. The estimated reduction to selling, general and administrative expenses after the merger date is estimated to be $49.1 million in year one, $30.1 million in year two, $9.4 million in year three and $0.4 million thereafter.

d.
This pro forma adjustment reflects goodwill as of February 29, 2016 as if the merger with Heartland had been consummated on that date, as shown in note 3, and elimination of the carrying amount of Heartland’s historical goodwill (in thousands):

Goodwill (as determined in note 3)	$3,140,352
Elimination of Heartland's historical goodwill	(490,020)
Pro forma adjustment to goodwill	$2,650,332

e.
As part of the preliminary valuation analysis, Global Payments identified intangible assets, including customer relationships, acquired technology, trademarks and trade names and covenants-not-to-compete. The preliminary estimated fair values of identifiable intangible assets were determined primarily using the income approach, which requires a forecast of all the expected future cash flows, and a relief from royalty approach. Since all the information required to complete a detailed valuation analysis of Heartland’s intangible assets could not be obtained as of the date of this filing, for purposes of these pro forma financial statements, Global Payments used certain preliminary assumptions which may be revised. The following reflects a pro forma adjustment of intangible assets acquired by Global Payments to their estimated preliminary fair values as if the merger with Heartland had been consummated on February 29, 2016 and elimination of the carrying amount of Heartland’s historical intangible assets (in thousands):

Customer relationships	$1,209,800
Acquired technology	457,000
Trademarks and trade names	137,000
Covenants-not-to-compete	25,200
Total estimated acquired intangible assets	1,829,000
Elimination of Heartland's historical intangible assets	(195,303)
Pro forma adjustment to intangible assets	$1,633,697

A change of 10% in the estimated fair values of intangible assets would change goodwill by approximately $112.0 million.

f.
This pro forma adjustment of $55.9 million (including $54.7 million for the carrying amount of internal-use software, the fair value of which is included in acquired technology described in note 4(e)) reflects a decrease in the acquired property and equipment to estimated fair value of $110.8 million as if the merger had been consummated on February 29, 2016.

g.
This pro forma adjustment reflects transaction costs of approximately $63.9 million to be paid by Global Payments and Heartland in connection with the merger with Heartland, including advisory, legal, regulatory and valuation costs directly related to the merger and benefit payments related to existing employment agreements with change-in-control provisions (see note 2). These charges are included in the pro forma balance sheet because they reflect charges directly attributable to the merger with Heartland. Cash, accrued expenses and retained earnings have been reduced by $63.9 million, $2.4 million and $61.5 million, respectively, for these transaction costs.

Total transaction costs of $2.4 million have been removed from the unaudited pro forma condensed combined statement of income for the nine months ended February 29, 2016 as they reflect non-recurring charges directly related to the merger.

h.
This pro forma adjustment reflects the income tax effect of the pro forma adjustments for the transaction costs discussed in note 4(g), as shown in the pro forma balance sheet as of February 29, 2016. The income tax effect was determined utilizing the blended federal and state statutory income tax rate of 38.75%, with an assumption that 79.9% of the estimated merger-related costs would be deductible for income tax purposes. The final determination of deductibility will depend on the actual amount and type of actual merger-related costs incurred.

i.
This pro forma adjustment represents the estimated reduction to the carrying amount of historical unearned revenue liability to a fair value of $23.6 million, a reduction of $32.9 million ($31.3 million in other current liabilities and $1.6 million in other noncurrent liabilities), as if the merger with Heartland had been consummated on February 29, 2016. This estimate of fair value is preliminary and subject to change. The fair value was determined based on the estimated costs to fulfill the remaining obligations plus a normal profit margin. After the merger date, this adjustment will have a continuing effect and would have reduced revenue by $0.7 million for the nine months ended February 29, 2016 and $31.3 million for the year ended May 31, 2015, to reflect the difference between customer prepayments related to service contracts and the estimated fair value of the assumed performance obligations as they are satisfied, assuming the merger with Heartland had been consummated on June 1, 2014. The estimated effect on earnings subsequent to the merger date will be progressively eliminated over a relatively short period of time. The estimated reduction to revenue after the merger date is estimated to be $31.3 million in year one, $0.9 million in year two, $0.4 million in year three and $0.3 million thereafter.

j.
This pro forma adjustment reflects the effect of Global Payments' debt refinancing as if it had been consummated on February 29, 2016 and the repayment of Heartland's debt as further discussed note 2 (in thousands):

Proceeds from the Revolving Credit Facility	$760,000
Proceeds from the Delayed Draw Term Loan Facility	735,000
Proceeds from the Heartland Incremental Term B Loan Facility	1,045,000
2,540,000
Repayment of Heartland's historical long-term debt	(481,563)
Debt issuance costs capitalized in connection with the debt refinancing	(48,475)
Net change in debt	$2,009,962

The pro forma adjustment to debt is reflected as a $2.0 billion increase to noncurrent liabilities and a $32.5 million decrease to current liabilities.

Global Payments incurred $58.5 million of debt issuance costs and capitalized $56.8 million of debt issuance costs in connection with the debt refinancing, of which $48.5 million associated with the term loans is reflected as a reduction of the carrying amount of debt (see table above) and $8.3 million associated with the Revolving Credit Facility is reflected in other noncurrent assets. Global Payments expensed the remaining $1.7 million of debt issuance costs which are included in the pro forma balance sheet because they reflect charges directly attributable to the merger with Heartland; however, they are not reflected in the pro forma statements of income because these charges will not have a continuing effect on the combined entity’s operations.

The pro forma adjustments also reflect the elimination of Heartland's historical deferred debt issuance costs of $4.6 million that are included in prepaid expenses and other current assets to reflect Heartland's debt at fair value as if the merger had been consummated on February 29, 2016.

k.	This pro forma adjustment reflects the income tax effect of the pro forma adjustments in the pro forma statements of income utilizing the blended federal and state statutory income tax rate of 38.75%.

l.
This pro forma adjustment reflects deferred income tax liabilities of $580.4 million resulting from the merger as if it had been consummated on February 29, 2016. The adjustment includes deferred tax liabilities of $603.4 million related to fair value adjustments for assets acquired and liabilities assumed and the removal of historical Heartland deferred tax liability of $23.0 million related to tax-deductible goodwill.

m.
This pro forma adjustment was made to record the fair value of Global Payments common stock issued to Heartland’s stockholders and equity award holders to finance the equity portion of the consideration transferred pursuant to the Merger Agreement as if the merger with Heartland had been consummated on February 29, 2016 as determined in note 2, and an adjustment to eliminate Heartland’s historical equity (in thousands):

Fair value of Global Payments common stock issued to Heartland's stockholders	$1,879,458
Elimination of Heartland's historical equity	(335,822)
Pro forma adjustment to equity	$1,543,636

n.
This pro forma adjustment conforms Heartland’s historical presentation of interchange fees to the presentation format of Global Payments and results in a reduction of revenue and cost of service of $1.3 billion for the nine months ended February 29, 2016 and $1.5 billion for the year ended May 31, 2015. In the payment processing industry, the merchant acquirer (e.g., Global Payments or Heartland) typically collects interchange fees from the merchant customer for services provided by the card issuing financial institutions. Heartland’s historical revenue presentation includes interchange fees billed to customers on behalf of the card issuing financial institutions, and a corresponding amount is recognized as a cost of service. Global Payments reports revenue net of such interchange fees. Accounting guidance applicable to such relationships suggests that it is a matter of judgment whether an entity should report revenue at the amounts billed to customers (gross) or net of certain amounts. Because of the judgment involved in that determination, diversity in practice exists in the payment processing industry, even in instances in which fact patterns are very similar.

o.
This pro forma adjustment reclassifies $73.5 million for the nine months ended February 29, 2016 and $85.1 million for the year ended May 31, 2015 in the Heartland historical statements of income from cost of service to se lling, general and administrative expense within operating expenses to conform to the presentation of Global Payments.

p.
The acquired intangible assets and property and equipment will be amortized or depreciated over their expected useful lives for the combined company. The straight-line method is used for acquired technologies, trademarks and trade names, covenants-not-to-compete and property and equipment. Amortization for customer relationships is calculated using a method that reflects the pattern of benefit to be derived from the acquired customer relationships. Using this method, the expense will typically decline in the years after the merger date. The estimated amortization expense for customer relationships over the five years after the merger date is estimated to be $134.0 million in year one, $139.2 million in year two, $122.2 million in year three, $115.2 million in year four and $101.2 million in year five.

Pro forma amortization and depreciation expense includes the estimated expense and the elimination of the historical expense on historical Heartland assets. The preliminary estimated useful lives (in years), which may change when the valuation is finalized, are as follows:

Identified intangible assets
Customer relationships	7-20
Acquired technology	3-10
Trademarks and trade names	7
Covenants-not-to-compete	1

Property and equipment
Computer equipment	3-7
Building and improvements	10-45
Furniture and equipment	3-10

The following table summarizes the changes in the estimated amortization and depreciation expense as if the merger with Heartland had been consummated on June 1, 2014:

	Nine Months Ended	Year Ended
	February 29, 2016	May 31, 2015
	(in thousands)
Amortization and depreciation expense	$196,091	$281,682
Less: Heartland historical amortization and depreciation expense	(48,303)	(53,058)
Pro forma adjustments to amortization and depreciation expense	$147,788	$228,624

A change of 10% in the estimated fair values of property and equipment and intangible assets would change amortization and depreciation expense by approximately $28.2 million in the first year following the merger with Heartland.

q.
This pro forma adjustment represents the net change in interest expense resulting from interest on the debt issued in the debt refinancing as if it had been consummated on June 1, 2014. Pro forma interest expense was adjusted for the effect of the debt refinancing and the repayment of Heartland’s debt. Interest expense was calculated using pricing associated with the refinanced debt and one-month London Interbank Offered Rate (“LIBOR”) as of April 22, 2016, which was 0.4365%. In addition, deferred debt issuance costs on the new debt were amortized to interest expense using the effective interest method over the expected terms of the related debt instruments.

	Nine Months Ended	Year Ended
	February 29, 2016	May 31, 2015
	(in thousands)
Interest expense on the Amended Credit Facility	$63,203	$84,806
Amortization of debt issuance costs	7,518	11,115
Elimination of Heartland’s historical interest expense on its long-term debt	(9,210)	(5,668)
Pro forma adjustments to interest expense	$61,511	$90,253

Each of the debt instruments bear interest, at Global Payments’ election, at either LIBOR or a base rate, in each case plus a leverage-based margin. The estimates of pro forma interest expense reflect the allocation of the type and amount and terms of Global Payments’ debt structure after the debt refinancing and on the prevailing interest rates at April 22, 2016.

An increase or decrease of 12.5 basis points per year (or 1/8% variance) in the assumed interest rates would increase or decrease interest expense by $3.2 million in the first year following the merger with Heartland compared to the estimated amounts above.

r.
The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the basic and diluted weighted-average number of shares outstanding after giving effect to the number of shares of Global Payments' common stock issued pursuant to the Merger Agreement as if the merger with Heartland had been consummated on June 1, 2014.

	Nine Months Ended	Year Ended
	February 29, 2016	May 31, 2015
	(in thousands)
Basic weighted-average number of shares outstanding	129,709	134,072
Shares of Global Payments common stock issued	25,645	25,645
Pro forma basic weighted-average number of shares outstanding	155,354	159,717

Diluted weighted-average number of shares outstanding	130,555	134,922
Shares of Global Payments common stock issued	25,645	25,645
Pro forma diluted weighted-average number of shares outstanding	156,200	160,567